NorthWestern Reports Second Quarter 2019 Financial Results
July 23, 2019

NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com

FOR IMMEDIATE RELEASE

NorthWestern Reports Second Quarter 2019 Financial Results

Company reports GAAP diluted earnings per share of $0.94 for the second quarter 2019 and declares a quarterly dividend of $0.575 per share, payable September 30, 2019.

BUTTE, MT / SIOUX FALLS, SD - July 23, 2019 - NorthWestern Corporation d/b/a NorthWestern Energy (NYSE: NWE) reported financial results for the three months ended June 30, 2019.  Net income for the period increased 8.9 percent to $47.7 million, or $0.94 per diluted share, as compared with net income of $43.8 million, or $0.87 per diluted share, for the same period in 2018. This $3.9 million increase in net income is primarily due to an income tax benefit recognized in 2019 and a reduction in revenue in 2018 due to impacts of the Tax Cuts and Jobs Act (TCJA) for customer refunds.  These improvements were largely offset by lower gross margin, due to the adjustment of our Qualifying Facilities (QF) liability and mild spring weather, and higher operating expenses.

“A significant income tax benefit along with Montana electric interim rate relief allowed us to fund increased hazard tree trimming for our customers; higher pension funding for our employees; and, still provide bottom line earnings growth for our investors,” said Bob Rowe, President and Chief Executive Officer. “The second half of the year will be busy.  In the coming weeks, we will finalize and file our Montana Electricity Supply Resource Procurement Plan.  By year end, we anticipate launching a competitive all-source solicitation for dispatchable capacity solutions to meet a portion of our customers’ needs as identified in the plan.  We are further along in the process in South Dakota. We should receive the short list of qualifying bidders from the independent process administrator by early September and be advancing the selected project, or projects, by the end of the year.”

Additional information regarding this release can be found in the earnings presentation found at www.northwesternenergy.com/our-company/investor-relations/presentations-and-webcasts.

NorthWestern Reports Second Quarter 2019 Financial Results
July 23, 2019

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share amounts)	2019	2018	2019	2018
Revenues	$270,719	$261,817	$654,939	$603,319
Cost of sales	55,744	32,190	171,479	128,267
Gross Margin (1)	214,975	229,627	483,460	475,052

Operating, general and administrative expense	80,826	73,834	161,918	148,179
Property and other taxes	44,310	43,042	89,099	85,855
Depreciation and depletion	41,016	43,541	86,600	87,296
Total Operating Expenses	166,152	160,417	337,617	321,330
Operating income	48,823	69,210	145,843	153,722
Interest expense, net	(23,511)	(23,197)	(47,301)	(46,167)
Other income (expense), net	124	876	1,273	(253)
Income before income taxes	25,436	46,889	99,815	107,302
Income tax benefit (expense)	22,226	(3,102)	20,653	(5,016)
Net Income	47,662	43,787	120,468	102,286
Basic Shares Outstanding	50,441	49,869	50,411	49,644
Earnings per Share - Basic	$0.94	$0.88	$2.39	$2.06
Diluted Shares Outstanding	50,775	50,045	50,744	49,818
Earnings per Share - Diluted	$0.94	$0.87	$2.38	$2.05

Dividends Declared per Common Share	$0.575	$0.550	$1.150	$1.100
(1) Gross Margin, defined as Revenues less Cost of Sales, is a non-GAAP financial measure. See "Non-GAAP Financial Measures" section below for more information.

Significant Trends and Regulation

Montana General Electric Rate Case
In May 2019, we reached a settlement with all parties who filed comprehensive revenue requirement, cost allocation, and rate design testimony in our Montana electric rate case. If the Montana Public Service Commission (MPSC) approves the settlement, it will result in an annual increase to electric revenue of approximately $6.5 million (based upon a 9.65% ROE and rate base and capital structure as filed) and an annual decrease in depreciation expense of approximately $9 million.

The MPSC issued an order approving an interim increase in rates of approximately $10.5 million effective April 1, 2019. These interim rates remain in effect until the MPSC issues a final order. Any difference between interim and final approved rates will be refunded to customers. During the three months ended June 30, 2019, we recognized revenue of approximately $1.2 million and reduced depreciation expense by approximately $4.5 million in the Condensed Consolidated Statement of Income, and as of June 30, 2019, have deferred revenue of approximately $0.8 million consistent with the proposed settlement.

A hearing was held in May 2019, and final briefs are due in late August 2019. We expect a final order from the MPSC during the fourth quarter of 2019.

NorthWestern Reports Second Quarter 2019 Financial Results
July 23, 2019

FERC Filing
In May 2019, we submitted a filing with the FERC for our Montana transmission assets. The revenue requirement associated with our Montana FERC assets is reflected in our Montana MPSC-jurisdictional rates as a credit to retail customers. In June 2019, the FERC issued an order accepting our filing, granting interim rates (subject to refund) effective July 1, 2019, establishing settlement procedures and terminating our related Tax Cuts and Jobs Act filing. A settlement judge has been appointed and we expect settlement discussions to begin in August 2019. If the FERC determines our request is not supported and/or decreases overall electric rates, or the MPSC-jurisdictional electric rates are not updated consistent with the FERC decision, it could have a material adverse effect on our operating and financial results.

Montana Electric Tracker
In 2017, the Montana legislature revised the statute regarding our recovery of electric supply costs. In response, the MPSC approved a new design for our electric tracker in 2018, effective July 1, 2017. The revised electric tracker, or Power Costs and Credits Adjustment Mechanism (PCCAM) established a baseline of power supply costs and tracks the differences between the actual costs and revenues. Variances in supply costs above or below the baseline are allocated 90% to customers and 10% to shareholders, with an annual adjustment. From July 2017 to May 2019, the PCCAM also included a "deadband" from the base, which required us to absorb the variances within +/- $4.1 million from the base, with 90% of the variance above or below the deadband collected from or refunded to customers. In 2019, the Montana legislature revised the statute effective May 7, 2019, prohibiting a deadband, allowing 100% recovery of QF purchases, and maintaining the 90% / 10% sharing ratio for other purchases.

The Condensed Consolidated Statements of Income during the three months ended June 30, 2019, include an increase in the recovery of electric supply costs of approximately $4.6 million, which reflects the change in statute. Our cumulative under collection of electric supply costs is approximately $22.6 million as of June 30, 2019. We expect to submit a filing in September 2019, requesting recovery of costs above the base for the period July 1, 2018 to June 30, 2019, with the under recovery collected over the next 12-month period.

Electric Supply Resource Plans
Montana - In March 2019, we issued our draft 2019 Electricity Supply Resource Procurement Plan (Montana Resource Plan). The Montana Resource Plan supports the goal of developing resources that will address the changing energy landscape in Montana to meet our customers' electric energy needs in a reliable and affordable manner. We expect to finalize and file the plan with the MPSC in the third quarter of 2019.

We are currently 630 MW short of our peak needs, which we procure in the market. We forecast that our energy portfolio will be 725 MW short by 2025 with a modest increase in customer demand. Based on our customers' future energy resource needs as identified in the Montana Resource Plan, we expect to solicit competitive proposals for peaking capacity in late 2019 to be available by the end of 2022. An independent evaluator will be used to assess the proposals. We expect the process will be repeated in subsequent years to provide a resource-adequate energy and capacity portfolio by 2025.

The proposed solicitation process will allow us to consider a wide variety of resource options. These options include power purchase agreements and owned energy resources comprised of

NorthWestern Reports Second Quarter 2019 Financial Results
July 23, 2019

different structures, terms and technologies that are cost-effective resources. The staged approach is designed to allow for incremental steps through time with opportunities for different resource type of new technologies while also building a reliable portfolio to meet local and regional conditions and minimizing customer impacts.

South Dakota - On April 15, 2019, we issued a request for proposals for 60 MW of flexible capacity resources to begin serving South Dakota customers by the end of 2021. Responses are due in July 2019, with evaluation of the proposals during the second half of 2019 with an outcome determined by the end of 2019.

Colstrip Coal Supply
Colstrip Units 3 and 4 are supplied with fuel from adjacent coal reserves under coal supply and transportation agreements with Western Energy Company (WeCo), which are effective through December 31, 2019. WeCo filed for Chapter 11 bankruptcy protection in October 2018. An auction was held for the core assets in January 2019, including the mine adjacent to Colstrip, with no qualified bids received. As a result, in March 2019 a lenders group acquired the core assets. Immediately prior to that acquisition, WeCo assumed the existing coal supply and transportation agreements, which were assigned to the lenders group, which is now known as Westmoreland Rosebud Mining, LLC (WRM). We are working with WRM and the other joint owners of Colstrip to negotiate a new coal supply agreement, which may have higher costs than the existing coal supply agreement. Our Montana Resource Plan indicates Colstrip will continue to play a significant role in providing us a cost-effective and reliable supply portfolio.

Financing Activities
In June 2019, we priced $150 million aggregate principal amount of Montana First Mortgage Bonds, at a fixed interest rate of 3.98% maturing in 2049, and issued $50 million of these bonds in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended. Proceeds were used to repay a portion of our outstanding borrowings under our revolving credit facilities and for other general corporate purposes. The bonds are secured by our electric and natural gas assets in Montana. We expect to issue the remaining $100 million of these bonds in September 2019.

Significant Earnings Drivers

Gross Margin
Consolidated gross margin for the three months ended June 30, 2019 was $215.0 million compared with $229.6 million for the same period in 2018. This $14.6 million decrease was a result of a $14.0 million decrease to items that have an impact on net income and $0.6 million decrease to items that are offset in operating expenses, property tax expense and income tax expense with no impact to net income.

Consolidated gross margin for items impacting net income decreased $14.0 million, including:

•
$20.9 million decrease due to the adjustment of our electric QF liability (unrecoverable costs associated with a 2002 stipulation with the MPSC and other parties) as compared with the same period in 2018 due to the combination of:

▪	A $14.2 million lower periodic adjustment due to contract price escalation, which was less than previously estimated; and

NorthWestern Reports Second Quarter 2019 Financial Results
July 23, 2019

▪
A $6.7 million lower impact of the adjustment to actual output and pricing for the contract year resulting in higher supply costs for these QF contracts due to primarily to outages at two facilities in 2018.

•	$1.6 million lower demand to transmit energy across our transmission lines due to market conditions and pricing;

•	$0.5 million decrease in electric residential and commercial retail volumes due primarily to mild spring weather, offset in part by customer growth;

•	$0.5 million decrease in Montana natural gas rates associated with the annual step down for our Montana gas production assets and the adjustment to rates from the Tax Cuts and Jobs Act settlement; and

•	$3.3 million decrease in other miscellaneous margin.
These decreases were partly offset by the following items:

•	$6.2 million increase due to a reduction in 2018 revenue as a result of the impact of the Tax Cuts and Jobs Act one-time settlements;

•	$4.6 million higher recovery of Montana electric supply costs due to changes in the Montana electric supply cost recovery statute, as discussed above;

•
$1.2 million interim increase in Montana electric revenue recognized consistent with the proposed electric rate case settlement, effective with interim rates April 1, 2019 and subject to refund, as discussed above; and

•	$0.8 million increase in gas retail volumes due primarily to mild spring weather and customer growth.

The change in consolidated gross margin for items that had no impact on net income represented a $0.6 million decrease primarily due to the following:

•	$1.7 million decrease in revenues for operating costs included in trackers, offset by decreased operating expense;

•	$0.1 million decrease in revenue due to the increase in production tax credit benefits passed through to customers in our tracker mechanisms, which are offset by decreased income tax expense; and

•	$1.2 million increase in revenues for property taxes included in trackers, offset by increased property tax expense.

Consolidated gross margin for the six months ended June 30, 2019 was $483.4 million compared with $475.0 million for the same period in 2018. This $8.4 million increase was a result of a $6.1 million increase to items that have an impact on net income and $2.3 million increase to items that are offset in operating expenses and income tax expense with no impact to net income.

Operating, General and Administrative Expenses
Consolidated operating, general and administrative expenses for the three months ended June 30, 2019 were $80.8 million compared with $73.8 million for the same period in 2018. This $7.0 million increase was a result of a $11.2 million increase to items that have an impact on net income and $4.2 million decrease to items that are offset in gross margin and other income (expense) with no impact to net income.

Consolidated operating, general and administrative expenses for items impacting net income increased $11.2 million, including:

NorthWestern Reports Second Quarter 2019 Financial Results
July 23, 2019

•	$3.0 million higher generation maintenance costs in 2019 due to scheduled maintenance at electric generation facilities;

•	$1.9 million higher hazard tree line clearance costs;

•	$1.6 million higher employee benefit costs due primarily to increased pension expense;

•	$0.7 million higher labor costs due primarily to compensation increases;

•	$0.7 million higher general legal costs; and

•	$3.3 million higher other miscellaneous costs.

The change in consolidated operating, general and administrative expenses for items that had no impact on net income decreased $4.2 million primarily due to the following:

•	$1.8 million decrease due to the regulatory treatment of the non-service cost components of pension and postretirement benefit expense, which is offset in other income;

•	$1.7 million lower operating expenses included in trackers recovered through revenue; and

•	$0.7 million reduction from the change in value of non-employee directors deferred compensation due to changes in our stock price, offset in other income.

Consolidated operating, general and administrative expenses for the six months ended June 30, 2019 were $161.9 million compared with $148.2 million for the same period in 2018. This $13.7 million increase was a result of a $15.0 million increase to items that have an impact on net income and $1.3 million decrease to items that are offset in gross margin and other income (expense) with no impact to net income.

Property and Other Taxes
Property and other taxes were $44.3 million for the three months ended June 30, 2019, as compared with $43.0 million in the same period of 2018. This increase was primarily due to plant additions and higher estimated property valuations in Montana. We estimate property taxes throughout each year, and update based on valuation reports received from the Montana Department of Revenue. Under Montana law, we are allowed to track the increases in the actual level of state and local taxes and fees and adjust our rates to recover the increase between rate cases less the amount allocated to FERC-jurisdictional customers and net of the associated income tax benefit.

Property and other taxes were $89.1 million for the six months ended June 30, 2019, as compared with $85.9 million in the same period of 2018.

Depreciation and Depletion Expense
Depreciation and depletion expense was $41.0 million for the three months ended June 30, 2019, as compared with $43.5 million in the same period of 2018. This decrease was primarily due to the depreciation adjustment consistent with the proposed Montana electric rate case settlement, as discussed above, partly offset by plant additions.

Depreciation and depletion expense was $86.6 million for the six months ended June 30, 2019, as compared with $87.3 million in the same period of 2018.

Operating Income
Consolidated operating income for the three months ended June 30, 2019 was $48.8 million as compared with $69.2 million in the same period of 2018. This decrease was primarily due to lower gross margin and higher operating expenses.

NorthWestern Reports Second Quarter 2019 Financial Results
July 23, 2019

Consolidated operating income for the six months ended June 30, 2019 was $145.8 million as compared with $153.7 million in the same period of 2018.

Interest Expense
Consolidated interest expense for the three months ended June 30, 2019 was $23.5 million, as compared with $23.2 million in the same period of 2018, due primarily to higher borrowings.

Consolidated interest expense for the six months ended June 30, 2019 was $47.3 million, as compared with $46.2 million in the same period of 2018.

Other Income
Consolidated other income was $0.1 million for the three months ended June 30, 2019 as compared to $0.9 million during the same period of 2018. This change includes a $0.7 million decrease in the value of deferred shares held in trust for non-employee directors deferred compensation and a $1.8 million decrease in other pension expense, both of which are offset in operating, general, and administrative expense with no impact to net income. These decreases were partly offset by higher capitalization of Allowance for Funds Used During Construction.

Consolidated other income for the six months ended June 30, 2019, was $1.3 million, as compared with consolidated other expense of $0.3 million in the same period of 2018.

Income Tax
Consolidated income tax benefit for the three months ended June 30, 2019 was $22.2 million as compared with income tax expense of $3.1 million in the same period of 2018. The income tax benefit for 2019 reflects the release of approximately $23.2 million of unrecognized tax benefits, including approximately $2.7 million of accrued interest and penalties, due to the lapse of statutes of limitation in the second quarter of 2019. Our effective tax rate for the three months ended June 30, 2019 was (87.4)% as compared with 6.6% for the same period of 2018. We expect our 2019 effective tax rate to range between negative 7% to negative 12%.

The following table summarizes the differences between our effective tax rate and the federal statutory rate for the periods:

NorthWestern Reports Second Quarter 2019 Financial Results
July 23, 2019

(in millions)	Three Months Ended June 30,				Six Months Ended June 30,
	2019		2018		2019		2018
Income Before Income Taxes	$25.4		$46.9		$99.8		$107.3

Income tax calculated at federal statutory rate	5.3	21.0%	9.8	21.0%	21.0	21.0%	22.5	21.0%

Permanent or flow-through adjustments:
State income, net of federal provisions	0.2	0.9%	0.8	1.7%	1.2	1.2%	1.5	1.5%
Release of unrecognized tax benefit	(23.2)	(91.2)%	—	—%	(22.8)	(22.9)%	—	—%
Flow-through repairs deductions	(2.1)	(8.5)%	(4.1)	(8.7)%	(10.1)	(10.1)%	(10.7)	(10.0)%
Production tax credits	(1.4)	(5.5)%	(2.5)	(5.5)%	(5.9)	(5.8)%	(6.4)	(6.0)%
Plant and depreciation of flow-through items	(0.6)	(2.6)%	(0.6)	(1.2)%	(2.2)	(2.2)%	(1.5)	(1.4)%
Amortization of excess deferred income tax	(0.2)	(0.7)%	—	—%	(1.6)	(1.6)%	(0.4)	(0.4)%
Shared-based compensation	—	—%	—	—%	0.2	0.2%	0.3	0.3%
Other, net	(0.2)	(0.8)%	(0.3)	(0.7)%	(0.5)	(0.5)%	(0.3)	(0.3)%
Subtotal	(27.5)	(108.4)%	(6.7)	(14.4)%	(41.7)	(41.7)%	(17.5)	(16.3)%

Income Tax Expense	$(22.2)	(87.4)%	$3.1	6.6%	$(20.7)	(20.7)%	$5.0	4.7%

Net Income
Consolidated net income for the three months ended June 30, 2019 was $47.7 million as compared with $43.8 million for the same period in 2018. This increase was primarily due the income tax benefit discussed above and a reduction in revenue in 2018 due to the Tax Cuts and Jobs Act. These increases were partly offset by lower gross margin, due to the adjustment of our electric QF liability and mild spring weather, and higher operating expenses in 2019.

Consolidated net income for the six months ended June 30, 2019 was $120.5 million as compared with $102.3 million for the same period in 2018.

NorthWestern Reports Second Quarter 2019 Financial Results
July 23, 2019

Reconciliation of Primary Changes from 2018 to 2019

	Three Months Ended June 30,			Six Months Ended June 30,
($millions, except EPS)	Pretax Income	Net (1) Income	Diluted EPS	Pretax Income	Net (1) Income	Diluted EPS
2018 reported	$46.9	$43.8	$0.87	$107.3	$102.3	$2.05
Gross Margin
Electric QF liability adjustment	(20.9)	(15.6)	(0.31)	(20.9)	(15.6)	(0.31)
Electric transmission	(1.6)	(1.2)	(0.02)	(2.3)	(1.7)	(0.03)
Electric retail volumes	(0.5)	(0.4)	(0.01)	5.0	3.7	0.07
Montana natural gas rates	(0.5)	(0.4)	(0.01)	(2.2)	(1.6)	(0.03)
Tax Cuts and Jobs Act deferral	6.2	4.6	0.09	13.5	10.1	0.20
Montana electric supply cost recovery	4.6	3.4	0.07	3.0	2.2	0.04
Montana electric rates, subject to refund	1.2	0.9	0.02	1.2	0.9	0.02
Natural gas retail volumes	0.8	0.6	0.01	8.7	6.5	0.13
Other	(3.3)	(2.5)	(0.05)	0.1	0.1	—
Subtotal: Items impacting net income	(14.0)	(10.6)	(0.21)	6.1	4.6	0.09

Operating expenses recovered in trackers	(1.7)	(1.3)	(0.03)	(0.9)	(0.7)	(0.01)
Property taxes recovered in trackers	1.2	0.9	0.02	2.9	2.2	0.04
Production tax credits flowed-through trackers	(0.1)	(0.1)	—	0.3	0.2	0.01
Subtotal: Items not impacting net income	(0.6)	(0.5)	(0.01)	2.3	1.7	0.04

Total Gross Margin	(14.6)	(11.1)	(0.22)	8.4	6.3	0.13
OG&A Expense
Generation maintenance costs	(3.0)	(2.2)	(0.04)	(3.3)	(2.5)	(0.05)
Hazard tree trimming	(1.9)	(1.4)	(0.03)	(2.8)	(2.1)	(0.04)
Employee benefits	(1.6)	(1.2)	(0.02)	(2.5)	(1.9)	(0.04)
Labor	(0.7)	(0.5)	(0.01)	(1.1)	(0.8)	(0.02)
Legal costs	(0.7)	(0.5)	(0.01)	(1.0)	(0.7)	(0.01)
Other miscellaneous expense	(3.3)	(2.5)	(0.05)	(4.3)	(3.3)	(0.06)
Subtotal: Items impacting net income	(11.2)	(8.3)	(0.16)	(15.0)	(11.3)	(0.22)

Pension and other postretirement benefits	1.8	1.3	0.03	3.6	2.7	0.05
Operating expenses recovered in trackers	1.7	1.3	0.02	0.9	0.7	0.01
Non-employee directors deferred compensation	0.7	0.6	0.01	(3.2)	(2.3)	(0.04)
Subtotal: Items not impacting net income	4.2	3.2	0.06	1.3	1.1	0.02

Total OG&A Expense	(7.0)	(5.1)	(0.10)	(13.7)	(10.2)	(0.20)
Other items
Property and other taxes	(1.3)	(1.0)	(0.02)	(3.2)	(2.4)	(0.05)
Depreciation and depletion expense	2.5	1.9	0.04	0.7	0.5	0.01
Interest expense	(0.3)	(0.2)	—	(1.1)	(0.8)	(0.02)
Other income	(0.8)	(0.6)	(0.01)	1.5	1.1	0.02
Perm. and flow-through adj. to income tax		20.0	0.39		23.7	0.47
Impact of higher share count & other	—	—	(0.01)	—	—	(0.03)
Total Other items	0.1	20.1	0.39	(2.1)	22.1	0.40

Total impact of above items	(21.5)	3.9	0.07	(7.5)	18.2	0.33

2019 reported	$25.4	$47.7	$0.94	$99.8	$120.5	$2.38

(1) Income Tax Benefit (Expense) calculation on reconciling items assumes blended federal plus state effective tax rate of 25.3%.

NorthWestern Reports Second Quarter 2019 Financial Results
July 23, 2019

Liquidity and Capital Resources
As of June 30, 2019, our total net liquidity was approximately $114.2 million, including $4.2 million of cash and $110.0 million of revolving credit facility availability. This compares to total net liquidity one year ago at June 30, 2018 of $214.6 million.

Dividend Declared
NorthWestern's Board of Directors declared a quarterly common stock dividend of $0.575 per share payable September 30, 2019 to common shareholders of record as of September 13, 2019.

Non-GAAP Financial Measures
The amount below represents a non-GAAP measure that may provide users of this data with additional meaningful information regarding the impact of certain items on our expected earnings. More information on this measure can be found in the "Non-GAAP Financial Measures" section below. NorthWestern has not established earnings guidance for 2019 but anticipates the effective tax rate to be between 0% to 5% on a non-GAAP adjusted basis.

(in millions, except EPS)
	Three Months Ended June 30, 2019			Six Months Ended June 30, 2019
	Pre-tax Income	Net(1) Income	Diluted EPS	Pre-tax Income	Net(1) Income	Diluted EPS
2019 Reported GAAP	$25.4	$47.7	$0.94	$99.8	$120.5	$2.38

Non-GAAP Adjustments:
Remove impact of unfavorable (favorable) weather	0.3	0.1	0.01	(13.7)	(10.2)	(0.20)
Remove impact of unrecognized income tax benefit	—	(22.8)	(0.45)	—	(22.8)	(0.45)

2019 Adjusted Non-GAAP	$25.7	$25.0	$0.50	$86.1	$87.5	$1.73

	Three Months Ended June 30, 2018			Six Months Ended June 30, 2018
	Pre-tax Income	Net(1) Income	Diluted EPS	Pre-tax Income	Net(1) Income	Diluted EPS
2018 Reported GAAP	$46.9	$43.8	$0.87	$107.3	$102.3	$2.05

Non-GAAP Adjustments:
Remove impact of unfavorable (favorable) weather	1.4	1.0	0.02	(3.4)	(2.5)	(0.05)
Gain on Qualifying Facilities (periodic liability reset) (2)	(17.5)	(13.0)	(0.26)	(17.5)	(13.1)	(0.26)

2018 Adjusted Non-GAAP	$30.8	$31.8	$0.63	$86.3	$86.6	$1.74

(1) Income Tax Benefit (Expense) calculation on reconciling items assumes blended federal plus state effective tax rate of 25.3%.
(2) Due to our expectations regarding remeasurement of our Qualifying Facilities (QF) liability, we no longer reflect this adjustment as a non-GAAP measure. Absent a QF liability adjustment, our 2018 Adjusted Non-GAAP Diluted EPS would have been $0.89 and $2.00 for the three and six months ended June 30, 2018, respectively.  The 2019 QF adjustment, as noted in our gross margin discussion herein, was $6.3 million ($3.3 million liability reduction plus $3.0 million lower actual output and pricing).

NorthWestern Reports Second Quarter 2019 Financial Results
July 23, 2019

This press release includes financial information prepared in accordance with GAAP, as well as other financial measures, such as Gross Margin, Adjusted Non-GAAP Pre-Tax Income, Adjusted Non-GAAP Net Income and Adjusted Non-GAAP Diluted EPS, that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company’s financial performance, financial position or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP.

We define Gross Margin as Revenues less Cost of Sales as presented in our Condensed Consolidated Statements of Income. Management believes that Gross Margin (revenues less cost of sales) provides a useful measure for investors and other financial statement users to analyze our financial performance in that it excludes the effect on total revenues caused by volatility in energy costs and associated regulatory mechanisms. This information is intended to enhance an investor's overall understanding of results. Under our various state regulatory mechanisms, as detailed below, our supply costs are generally collected from customers. In addition, Gross Margin is used by us to determine whether we are collecting the appropriate amount of energy costs from customers to allow for recovery of operating costs, as well as to analyze how changes in loads (due to weather, economic or other conditions), rates and other factors impact our results of operations. Our Gross Margin measure may not be comparable to that of other companies' presentations or more useful than the GAAP information provided elsewhere in this report.

Management also believes the presentation of Adjusted Non-GAAP pre-tax income, net income and Diluted EPS is more representative of normal earnings than GAAP pre-tax income, net income and EPS due to the exclusion (or inclusion) of certain impacts that are not reflective of ongoing earnings. The presentation of these non-GAAP measures is intended to supplement investors' understanding of our financial performance and not to replace other GAAP measures as an indicator of actual operating performance.  Our measures may not be comparable to other companies' similarly titled measures.

Company Hosting Investor Conference Call
NorthWestern will host an investor conference call and webcast on Wednesday, July 24, 2019, at 3:00 p.m. Eastern time to review its financial results for the quarter ending June 30, 2019.

The conference call will be webcast live on the Internet at www.northwesternenergy.com under the “Our Company / Investor Relations / Presentations and Webcasts” heading or by visiting https://www.webcaster4.com/Webcast/Page/1050/31044. To participate, please go to the site at least 10 minutes in advance of the webcast to register. An archived webcast will be available shortly after the call and remain active for one year.

About NorthWestern Energy
NorthWestern Corporation, doing business as NorthWestern Energy, provides electricity and / or natural gas to approximately 726,400 customers in Montana, South Dakota and Nebraska. We have generated and distributed electricity in South Dakota and distributed natural gas in South Dakota and Nebraska since 1923 and have generated and distributed electricity and distributed natural gas in Montana since 2002. More information on NorthWestern Energy is available on the company's Web site at www.northwesternenergy.com.

NorthWestern Reports Second Quarter 2019 Financial Results
July 23, 2019

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, the information under "Significant Items Not Contemplated in Earnings". Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual future business and financial performance may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including, but not limited to:

•
adverse determinations by regulators, as well as potential adverse federal, state, or local legislation or regulation, including costs of compliance with existing and future environmental requirements, could have a material effect on our liquidity, results of operations and financial condition;

•
changes in availability of trade credit, creditworthiness of counterparties, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which could adversely affect our liquidity and results of operations;

•
unscheduled generation outages or forced reductions in output, maintenance or repairs, which may reduce revenues and increase cost of sales or may require additional capital expenditures or other increased operating costs; and

•	adverse changes in general economic and competitive conditions in the U.S. financial markets and in our service territories.

Our 2018 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:                    Media Contact:
Travis Meyer (605) 978-2967                    Jo Dee Black (866) 622-8081
travis.meyer@northwestern.com                jodee.black@northwestern.com